Exhibit 21.1
LIST OF SUBSIDIARIES OF
BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
As of December 31, 2020

Subsidiaries of the Company	State or Other Jurisdiction of Incorporation
Boston Private Bank & Trust Company	MA
Boston Private Wealth LLC	MA
BPB-IMT & Co., LLP	MA
BPB Securities Corporation	MA
BPB Securities Corporation II	MA
Lerob LLC	CA
Ten Winthrop Properties, Inc.	MA
Boston Private Capital Trust I	DE
Boston Private Capital Trust II	DE
BPFH Holdings, LLC	DE
Dalton, Greiner, Hartman & Maher & Co. LLC	DE
DGHM Management LLC	DE
DGHM Enhanced Value LP	DE
DGHM Partners LLC	DE
DGHM Ultra Value Partners LP	DE